Exhibit 1

Press Release

Harvest OPERATIONS CORP. ANNOUNCES repayment of U.S. $282.5 MILLION 6⅞% SENIOR NOTEs

Calgary, Alberta – October 2, 2017: Harvest Operations Corp. (“Harvest” or the “Company”) is pleased to announce that it has repaid in full Harvest’s outstanding approximately U.S.$282,500,000 aggregate principal amount of 6 7/8% Senior Notes (the “Notes”) that were due October 1, 2017.

In connection with the repayment of the Notes, Harvest has filed Form 15-F with the U.S. Securities and Exchange Commission (the “Commission”) in order to terminate its reporting obligations under the U.S. Securities Exchange Act of 1934 as amended (the “Exchange Act”) in connection with the Notes.

In accordance with the Exchange Act, Harvest’s reporting obligations will be suspended upon filing Form 15-F and will formally terminate in 90 days or such shorter period as the Commission may determine.

HARVEST CORPORATE PROFILE

Harvest is a wholly-owned, subsidiary of Korea National Oil Corporation ("KNOC"). Harvest is a significant operator in Canada's energy industry offering stakeholders exposure to exploration, development and production of crude oil and natural gas (Upstream) and an oil sands project under construction and development in northern Alberta (BlackGold).

KNOC is a state owned oil and gas company engaged in the exploration and production of oil and gas along with storing petroleum resources. KNOC will fully establish itself as a global government-run petroleum company by applying ethical, sustainable and environment-friendly management and by taking corporate social responsibility seriously at all times. For more information on KNOC, please visit their website at www.knoc.co.kr/ENG/main.jsp.

ADVISORY

Certain information in this press release contains forward-looking information that involves risk and uncertainty. For this purpose, any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements often contain terms such as "may", "will", "should", "anticipate", "expects" and similar expressions. Such risks and uncertainties in respect of such forward-looking information include, but are not limited to, risks associated with: imprecision of reserve estimates; conventional oil and natural gas operations; the volatility in commodity prices and currency exchange rates; risks associated with realizing the value of acquisitions; general economic, market and business conditions; changes in environmental legislation and regulations; the availability of sufficient capital from internal and external sources; and, such other risks and uncertainties described from time to time in Harvest's regulatory reports and filings made with securities regulators.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Harvest assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

FOR FURTHER INFORMATION PLEASE CONTACT:

Harvest Operations Corp.

INVESTOR & MEDIA CONTACT:

Greg Foofat, Manager Investor Relations & Corporate Communications

Harvest Operations Corp.

Toll Free Investor Mailbox: (866) 666-1178

Email: investor.relations@harvestenergy.ca

Harvest Operations Corp.

1500, 700 – 2nd Street S.W.

Calgary, AB Canada T2P 2W1

Website: www.harvestoperations.com